UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 20, 2011

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

A.  HECO 2009 test year rate case

The following is an update to the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Electric utility” under “Most recent rate requests — HECO — 2009 test year rate case,” and under “Decoupling proceeding”, which is incorporated herein by reference to pages 66-68 of HEI’s and HECO’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and pages 59-60 of HEI’s and HECO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, respectively, and HEI’s and HECO’s Current Report on Form 8-K dated December 29, 2010.

On December 29, 2010, the Public Utilities Commission of the State of Hawaii (PUC) issued a final decision and order (D&O) in HECO’s 2009 test year rate case proceeding, which allows HECO to implement the decoupling mechanism approved by the PUC in August 2010 in the decoupling proceeding. In the final D&O, the PUC determined that the appropriate return on common equity for the 2009 test year is 10.0% and return on rate base is 8.16% (which reflects a capital structure that includes 55.8% common equity) which reflect the PUC’s approval of decoupling, and other cost-recovery mechanisms for HECO that the PUC concluded will cumulatively lower HECO’s financial risk. In that regard, the PUC also approved the power purchase adjustment clause which will allow HECO to recover purchased power expenses through a surcharge mechanism rather than through base rates as currently recovered, which is also intended to lower financial risk of recovery of such expenses. The final D&O also made certain adjustments (both upward and downward and cumulatively minor) to test year expenses and rate base used in determining the interim increases.

On January 20, 2011, HECO submitted a refund plan to the PUC that reflects the final revenue requirements, before decoupling, resulting from completion of the HECO 2009 test year rate case. These revenue requirements, reflect an increase in annual revenues of $72.5 million, $1.3 million less than approved by prior interim D&O’s, a return on common equity of 10.5% (same as the interim D&O’s without decoupling) and an average rate base of $1.3 billion (same as the $1.3 billion in the interim D&O). Based on the final D&O, HECO will be refunding $2.1 million to customers, which includes interest. Under the refund plan submitted by HECO, refunds to customers will be made during the month of February 2011.

In December 2010, HECO recorded charges of $1.9 million related to this refund, which reduced net income by approximately $1 million.

HECO will file the tariffs for the final revenue requirements with decoupling soon, with a request the tariffs become effective on March 1, 2011. The final revenue requirements with decoupling will incorporate a return on common equity of 10%, resulting in an additional decrease in subsequent annual revenues of $6.1 million. The implementation of decoupling will include the commencement of a revenue balancing account, which removes the historic link between electricity usage and revenues, and a revenue escalation component through a revenue adjustment mechanism, which allows the utility to recover its investments and costs in a timelier manner. Decoupling revenues will commence with the effectiveness of the final revenue requirements and tariffs that incorporate a 10% return on common equity. The final revenue requirements are subject to review by the Consumer Advocate and Department of Defense and approval by the PUC. There is no statutory deadline for approval.

HEI and HECO intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website under the headings “Company Overview” and “News & Events” in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and American Savings Bank, F.S.B.’s (ASB’s) press releases, SEC filings and public conference calls and webcasts. Investors should also refer to the PUC website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ James A. Ajello	/s/ Tayne S. Y. Sekimura
James A. Ajello	Tayne S. Y. Sekimura
Senior Financial Vice President, Treasurer, and	Senior Vice President and
Chief Financial Officer)	Chief Financial Officer
(Principal Financial Officer of HEI)	(Principal Financial Officer of HECO)
Date: January 21, 2011	Date: January 21, 2011